                      OPINION OF LEONARD H. GOLDNER, ESQ.


                                                                     EXHIBIT 5.1




                   [LETTERHEAD OF LEONARD H. GOLDNER, ESQ.]



                                                                October 24, 2000

Symbol Technologies, Inc.
One Symbol Plaza
Holtsville, New York 11742


Ladies and Gentlemen:

     I refer to the Registration Statement on Form S-4 (the "Registration Statement") of Symbol Technologies, Inc., a Delaware corporation (the "Company"), filed on or about October 25, 2000 with the Securities and Exchange Commission under the Securities Act of 1933 as amended (the "Securities Act"). The Registration Statement relates to up to 11,974,715 shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), which are to be issued in connection with the merger (the "Merger") of TX Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (the "Merger Sub"), with and into Telxon Corporation, a Delaware corporation ("Telxon"), pursuant to the Agreement and Plan of Merger dated as of July 25, 2000, as amended, by and among Telxon, the Company and Merger Sub (the "Merger Agreement").

     I have examined and am familiar with (i) the Company's Restated Certificate of Incorporation, as amended, (ii) the Company's By-Laws, as amended, and (iii) the corporate proceedings relating to the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion, upon issuance and delivery of the Shares in accordance with the Merger Agreement, the Shares will have been validly issued, fully paid and non-assessable.

     I note that I am a member of the Bar of the State of New York and do not represent myself to be expert in the laws of any other state or jurisdiction. Insofar as this opinion may involve the laws of the State of Delaware, my opinion is limited to my reading of the General Corporate Law of the State of Delaware. I express no opinion herein as to any other laws, statutes, regulations or ordinances.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Legal and Tax Matters." In giving this consent, I do not admit that I am within the category of persons whose consent is required by
Section 7 of the Securities Act.


                                         Very truly yours,




                                         /s/ Leonard H. Goldner



                                         Leonard H. Goldner, Esq.
                                         Senior Vice President
                                         and General Counsel
                                         Symbol Technologies, Inc.